FORM 8-K


                       Securities and Exchange Commission

                             Washington, D.C. 20549


                                 CURRENT REPORT

                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


                          Date of Report: June 17, 1999


                       PREMIUM CIGARS INTERNATIONAL, LTD.
             (Exact name of registrant as specified in its charter)



     ARIZONA                        0-29414                         86-0846405
(State or other                 (Commission File                  (IRS Employer
Jurisdiction of                     Number)                       Identification
 Incorporation                                                        Number)


15849 North 77th Street, Scottsdale, Arizona                          85260
  (Address of Principal Executive Offices)                          (Zip Code)


       Registrant's Telephone Number, including area code: (480) 922-8887

ITEM 2. DISPOSITION OF ASSETS.

         SALE OF CAN-AM INTERNATIONAL INVESTMENTS, CORP. On or about June 2, 1999, Premium Cigars International, Ltd. (the "Company") finalized the sale of all of its shares in its wholly owned subsidiary, Can-Am International Investments, Corp. ("Can-Am"), to Ultimate Cigars, Corp. ("ULTC"), a publicly traded company, for $500,000. In connection with the sale of Can-Am, the Company and ULTC exchanged 100,000 shares of each other's common stock. ULTC has already paid the Company the first required installment of $250,000. The second installment of $250,000 is due on or before June 20, 1999. Additionally, the Company has entered into an option agreement with ULTC (the "Option") pursuant to which ULTC has the option to acquire additional shares for a total of up to 50% of the Company's issued and outstanding stock for a payment of $2,500,000 and all outstanding shares of ULTC's common stock not owned by the Company. The Option is subject to the approval of the shareholders for both the Company and ULTC.

ITEM 5. OTHER EVENTS.

         NASDAQ DELISTING. As disclosed in a prior press release for the Company and in the Company's Form 10-QSB filed for the quarter ended March 31, 1999, the Listing Qualifications Panel of the Nasdaq Stock Market determined to delist the securities of the Company effective with the close of business on May 11, 1999. Shares of the Company are currently being traded on the OTC Bulletin Board. The Company's management team, in conjunction with the Company's Board of Directors, is evaluating all available options relating to this action. The Nasdaq Listing and Hearing Review Council may, on its own motion, determine to review any Listing Qualifications Panel decision within 45 days of the decision. If the Review Council determines to review this decision it may affirm, modify, reverse, dismiss, or remand the decision of the Panel.

         APPOINTMENT OF NEW CHIEF EXECUTIVE OFFICER. As previously disclosed in a press release dated May 21, 1999, the Company named Scott Lambrecht as the new President and Chief Executive Officer. Scott Lambrecht was an original founder of the Company and previously served as Vice President of Operations and Secretary to the Company. Scott Lambrecht's appointment followed the resignation of John E. Greenwell as President, Chief Executive Officer and Director of the Company.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Thursday, June 17, 1999                 PREMIUM CIGARS INTERNATIONAL, LTD.


                                        By: /s/ Scott Lambrecht
                                            ------------------------------
                                            Scott Lambrecht, President